Exhibit 10.3

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 11, 2020, is entered into by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (the “Purchaser”).
RECITALS
WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 5,416,390 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).
WHEREAS, in connection with the consummation of the purchase and sale of the Shares, the Company and the Purchaser shall execute and deliver the Registration Rights Agreement, in the form attached hereto as Appendix II (the “Registration Rights Agreement”).
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:
SECTION 1. DEFINITIONS
In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1:
“Affiliate” means, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.
“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.
“Change of Control” means, with respect to a Person, any of the following events: (i) any other Person is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person, or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.
“Closing” means the purchase and sale of the Shares pursuant to this Agreement.
“Closing Date” means the Trading Day when all of the Transaction Documents and the License Agreement have been executed and delivered by the applicable parties thereto, and all of the conditions set forth in Section 2, Section 3 and Section 6 hereof are satisfied or waived, as the case may be, or such other date as the parties may agree, provided that in no event shall the Closing Date be earlier than July 1, 2020.
“Closing Purchase Amount” means the aggregate amount to be paid for the Shares purchased hereunder as set forth on Exhibit A hereto in United States Dollars and in immediately available funds.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” has the meaning set forth in the recitals to this Agreement.
“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.
“Company” has the meaning set forth in the recitals to this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, information and proprietary rights and processes.
“License Agreement” means the license agreement, dated as of June 11, 2020, by and between the Company and Purchaser.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, financial condition or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of any of the Transaction Documents or (iii) the ability of the Company to perform its obligations under the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred: (1) changes or conditions generally affecting the industries in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (3) changes in applicable law or GAAP, or the interpretation or enforcement thereof after the date of this Agreement, or (4) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso).
“Nasdaq Stock Market” means The Nasdaq Global Market or such other tier of Nasdaq on which the Common Stock is listed or quoted for trading on the date in question.
“Per Share Purchase Price” has the meaning set forth in Section 2.1.
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein, including any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.
“Permitted Transferee” means an Affiliate of the Purchaser that is owned, directly or indirectly, by the Purchaser; it being understood that for purposes of this definition “owned” shall mean an Affiliate in which the Purchaser owns, directly or indirectly, at least fifty percent (50%) of the outstanding capital stock or ownership interests of such Affiliate.
“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“SEC Documents” has the meaning set forth in Section 4.5.
“Securities Act” has the meaning set forth in the recitals to this Agreement.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Short Sales” means, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Third Party” shall mean any Person (other than a governmental authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.
“Trading Day” means a day on which the Common Stock is listed or quoted and traded on the Nasdaq Stock Market.
“Transaction Documents” means this Agreement and the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.
“Transfer” means any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock or Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock or Common Stock Equivalents, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.
SECTION 2. PURCHASE AND SALE OF THE SHARES
2.1    Purchase and Sale. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell to the Purchaser, and the Purchaser will purchase, the number of Shares set forth on Exhibit A attached hereto, at a price per Share equal to $4.6156 (the “Per Share Purchase Price”).
2.2    Compliance with Rules of Principal Market. The Company shall not issue any Shares pursuant to this Agreement if such issuance would reasonably be expected to result in (i) a violation of the Securities Act or (ii) a breach of the rules and regulations of the Nasdaq Stock Market.
2.3    Adjustments for Stock Dividends and Splits. In the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock after the effectiveness of this Agreement and prior to the Closing, as the case may be, the number of shares of Common Stock to be sold to the Purchaser in the Closing and the Per Share Purchase Price shall be appropriately adjusted and Exhibit A attached hereto shall be updated accordingly.
SECTION 3. CLOSING AND DELIVERY.
3.1    Closing.
(a)    Subject to the terms and conditions set forth herein, the Closing of the purchase and sale of the Shares shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626, on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

(b)    On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the Closing Purchase Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to the Purchaser by the Company on or prior to the Closing Date.
3.2    Issuance and Delivery.
(a)    On the Closing Date, the Company shall issue and deliver, or cause to be delivered, to the Purchaser, subject to adjustment as provided in Section 2.3, evidence satisfactory to the Purchaser of book-entry Shares registered in the name of the Purchaser, in an amount equal to the number of Shares set forth on Exhibit A attached hereto.
(b)    The name in which the Shares are to be issued to the Purchaser is set forth in the Stockholder Notice and Questionnaire in the form attached hereto as Appendix I (the “Selling Stockholder Questionnaire”), which shall be provided to the Company no later than the date hereof.
3.3    Delivery of the Registration Rights Agreement and License Agreement. On or before the date hereof, the Company and the Purchaser shall execute and deliver (i) the Registration Rights Agreement, pursuant to which the Company will agree to provide certain registration rights in respect of the resale by the Purchaser of the Shares under the Securities Act, and the rules and regulations promulgated thereunder, and (ii) the License Agreement.
SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
Except as set forth on the Schedule of Exceptions delivered to the Purchaser concurrently with the execution of this Agreement (the “Schedule of Exceptions”) (it being agreed that disclosure of any item in any part or subpart of the Schedule of Exceptions shall be deemed disclosure with respect to any other part or subpart to which the relevance of such item is reasonably apparent) or as otherwise described in the SEC Documents (as defined below), which qualify these representations and warranties in their entirety, the Company hereby represents and warrants, as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), as follows:
4.1    Organization.   The Company and each of its subsidiaries are duly organized, validly existing as a corporation or other legal entity and in good standing (or the foreign equivalent thereof) under the laws of their respective jurisdictions of organization. The Company and each of its subsidiaries are duly licensed or qualified as a foreign corporation or other legal entity for transaction of business and in good standing under the laws of each other jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such license or qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses in which they are engaged as described in the SEC Documents (as defined below), except where the failure to be so qualified or in good standing or have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2    Subsidiaries.   Except as set forth in the SEC Documents, the Company owns, directly or indirectly, all of the equity interests in each of its subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the subsidiaries are validly issued and are fully paid, nonassessable and free of preemptive and similar rights.
4.3    Corporate Power; Authorization.   The Company has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver the Transaction Documents, sell and issue the Shares as contemplated by the Transaction Documents and carry out and perform all of its obligations under the Transaction Documents. Each Transaction Document constitutes the legal, valid and binding obligation of the Company and, assuming due execution and delivery by each of the other parties thereto, enforceable in accordance with its terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of the Registration Rights Agreement may be limited by federal or state securities laws, rules, regulations, or public policy considerations in respect thereof.
4.4    Issuance and Delivery of the Shares.   The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws, and, assuming the accuracy of the representations made by the Purchaser in Section 5, will be delivered in compliance with all applicable federal and state securities laws. Assuming the accuracy of the representations made by the Purchaser in Section 5, the offer and sale by the Company of the Shares is exempt from registration under the Securities Act.
4.5    SEC Documents.   The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the “SEC Documents”). At the time of filing thereof, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.6    Financial Statements.   The financial statements of the Company, together with the related notes and any supporting schedules thereto, included in the SEC Documents (the “Financial Statements”) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and each of its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified as of the dates and for the periods indicated. The Financial Statements and any supporting schedules have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. Ernst & Young LLP, who have audited certain financial statements of the Company included in or incorporated by reference into the SEC Documents, is an independent registered public accounting firm with respect to the Company within the meaning of Article 2-01 of Regulation S-X and the Public Company Accounting Oversight Board (United States).

4.7    Capitalization.   The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 (the “Preferred Stock”). There are no other shares of any other class or series of capital stock of the Company issued or outstanding. The Company has not issued any capital stock since the date of its most recently filed SEC Document other than to reflect stock option and warrant exercises and vesting of restricted stock units that do not, individually or in the aggregate, have a material effect on the issued and outstanding capital stock, options and other securities. As of March 31, 2020, there were (i) 87,019,172 shares of the Company’s Common Stock issued and outstanding and no shares of the Preferred Stock issued and outstanding; (ii) options to purchase 7,745,936 shares of the Company’s Common Stock outstanding; (iii) 170,313 unvested restricted stock units and (iv) warrants to purchase 31,426,248 shares of the Company’s Common Stock outstanding. Except as stated above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock of the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as provided in the Registration Right Agreement, the issuance of Shares pursuant to any provision of this Agreement will not give rise to any preemptive rights or rights of first refusal on behalf of any Person or result in the triggering of any anti-dilution rights, and, other than as set forth in the SEC Documents, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act, in each case except as have been duly and validly waived.
4.8    Litigation.   There are no actions, suits or proceedings by or before any governmental authority pending, nor, to the Company’s knowledge, any audits or investigations by or before any governmental authority, to which the Company or a subsidiary is a party or to which any property of the Company or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would have a Material Adverse Effect and, to the Company’s knowledge, no such actions, suits, proceedings, audits or investigations are threatened or contemplated by any governmental authority or threatened by others. There are no current or pending audits, investigations, actions, suits or proceedings by or before any governmental authority that are required under the Securities Act to be described in the SEC Documents that are not so described.
4.9    Consents.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents except for (a) the filing of a Form D with the Commission under the Securities Act, (b) the approval by the Nasdaq Stock Market of the listing of the additional shares, (c) the filing of one or more registration statements and all amendments thereto with the Commission as contemplated by the Registration Rights Agreement or (d) where failure to obtain such consents, approval or authorizations, or to make such filings, would not impair the ability of the Company to issue and sell the Shares or to consummate the transactions contemplated by this Agreement.
4.10    No Violation or Default.   Neither the execution, delivery nor performance of the Transaction Documents by the Company nor the consummation of any of the transactions contemplated thereby (including, without limitation, the issuance and sale by the Company of the Shares) conflict with, result in a breach or violation of, or imposition of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or each of its subsidiaries pursuant to, (i) the charter, by-laws or similar organizational documents of the Company or each of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties (including, without limitation, the U.S. Food and Drug Administration (“FDA”)), or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the case of each of clauses (ii) and (iii), where such breaches, violations, defaults, liens, charges or encumbrances would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
4.11    No Material Adverse Change.   Since March 31, 2020, except as specifically set forth in a subsequent SEC Documents, there has not been:
(a)    any material change in the authorized capital, assets, liabilities, financial condition, business or operations of the Company and its subsidiaries taken as a whole from that reflected in the financial statements included in the Company’s most recently filed SEC Document;
(b)    any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;
(c)    any change or amendment to the Company’s certificate of incorporation or by-laws, or material change to any material contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;
(d)    any action taken by the Company or a subsidiary of the Company to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any knowledge that any of the creditors of the Company or a subsidiary of the Company intend to initiate involuntary bankruptcy proceedings, nor has the Company or any subsidiary of the Company received any notice from any such creditor threatening any such action;
(e)    any material transaction entered into by the Company other than in the ordinary course of business;
(f)    the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of the Company;
(g)    any material change in the Company’s accounting policies or in the Company’s internal controls over financial reporting; or
(h)    any other event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect.
4.12    Intellectual Property.   The Company and its subsidiaries own, possess, license or have other rights to use, the patents and patent applications, copyrights, trademarks, service marks, trade names, service names and trade secrets as necessary or material for use in connection with its businesses as described in the SEC Documents (collectively, the “Intellectual Property Rights”), and to the Company’s knowledge, there are no material liens, security interests or encumbrances that have been filed against any of these Intellectual Property Rights. No actions, suits, proceedings or claims are pending, or to the Company’s knowledge, asserted or threatened against the Company or its subsidiaries alleging infringement of a patent or other intellectual property right of others. To the Company’s knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights that would materially affect the use thereof by the Company. To the Company’s knowledge, the Company is not liable for infringement with respect to any of the Company’s product candidates. To the Company’s knowledge, the development, manufacture, sale, and any currently proposed use of any of the products, proposed products or processes of the Company referred to in the SEC Documents, in the current or proposed conduct of the business of the Company, do not currently, and will not upon commercialization, to the Company’s knowledge, infringe any right or valid patent claim of any third party. To the Company’s knowledge, there are no ownership rights of third parties to any Intellectual Property Rights in any field of use that is exclusively licensed to the Company, other than any licensor to the Company of such Intellectual Property Rights. To the Company’s knowledge, no action, suit, claim or other proceeding, except for routine patent and trademark prosecution proceedings in patent offices throughout the world, is pending or threatened challenging the validity, enforceability, scope, registration, ownership or use of any of the Intellectual Property Rights. To the Company’s knowledge, no action, suit, claim or other proceeding is pending or threatened, challenging the Company’s rights in or to any Intellectual Property Rights. The Company and its subsidiaries have security procedures to protect the secrecy, confidentiality and value of their Intellectual Property Rights. To the Company’s knowledge, no employee is in or has been in violation in any material respect of any term of any employment contract, invention assignment agreement, non-competition agreement, or nondisclosure agreement with a former employer, executed prior to such employee’s employment where the basis of such violation relates to such employee’s employment and such violation occurred while employed and while the contract was valid and in effect. All material licenses or other material agreements under which the Company is granted rights to Intellectual Property are, to the Company’s knowledge, in full force and effect and, to the Company’s knowledge, there is no material default by any other party thereto. To the Company’s knowledge, the licensors under material licenses and other material agreements had all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby. To the Company’s knowledge, the consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its subsidiaries’ ownership or right to use any Intellectual Property that is material to the conduct of the Company’s business as now conducted.
4.13    Clinical Studies.   The studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company were and, if still pending, are being, conducted in all material respects in accordance with the protocols submitted to the FDA or any foreign governmental body exercising comparable authority, procedures and controls pursuant to, where applicable, good clinical practice, informed consent and all applicable laws, regulations and requirements. The Company has filed with the FDA or other appropriate governmental entity all material required notices, and annual or other reports, including notices of adverse experiences and reports of serious and unexpected adverse experiences, related to the use of its product candidates in clinical trials. The descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of the Company, contained in the SEC Documents are accurate and complete in all material respects; the Company is not aware of any other studies, tests or preclinical and clinical trials, the results of which call into question the results described in the SEC Documents; and the Company has not received any notices or correspondence from the FDA, any foreign, state or local governmental body exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA and any other governmental entity. The Company has not been informed by the FDA or any other governmental entity that the FDA or any other governmental entity will prohibit the testing, distribution, marketing, sale, license or use of any product proposed to be developed, produced, tested, distributed or marketed by the Company. Neither the Company nor, to the Company’s knowledge, any of its officers or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. Neither the Company nor, to the Company’s knowledge, any officer or employee of the Company has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.
4.14    Properties and Assets.   The Company and its subsidiaries have good and marketable title in fee simple to all items of real property owned by them, good and valid title to all personal property owned by them that are material to the businesses of the Company or such subsidiary, in each case free and clear of all liens, encumbrances and claims, except those matters that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. Any real or personal property leased by the Company and any of its subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.
4.15    Possession of Licenses and Permits.   Except in such cases that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its subsidiaries (i) possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) from, and have made all declarations, filings, listings, registrations, reports and submissions with, the appropriate federal, state, local or foreign governmental or regulatory authorities including, without limitation, from the FDA and equivalent foreign regulatory authorities, in each case that are necessary or material to the conduct of the business now conducted, (ii) have not received any notice of proceedings relating to the revocation or modification of any Licenses, and (iii) are not in material violation of, or in default under, any such License.
4.16    Taxes.   The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to so file or pay would not have a Material Adverse Effect, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had, or would have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been asserted or threatened against it which would have a Material Adverse Effect.
4.17    Investment Company.   Neither the Company nor any of its subsidiaries is, and, after giving effect to the offering and sale of the Shares, will not be, required to register as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940 (the “Investment Company Act”).

4.18    Insurance.   The Company and its subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company reasonably deems adequate; the Company reasonably believes such insurance insures against such losses and risks in accordance with customary industry practice to protect the Company and the subsidiaries and their respective businesses and which is commercially reasonable for the current conduct of their respective businesses; to the Company’s knowledge, all such insurance is fully in force on the date hereof.
4.19    Compliance with Nasdaq Requirements.   The Company is in compliance with applicable rules of the Nasdaq Stock Market, including the continued listing requirements thereunder. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on the Nasdaq Stock Market and the Company has not received any notice of, nor to the Company’s knowledge is there any reasonable basis for, the delisting of the Common Stock from the Nasdaq Stock Market.
4.20    Internal Control over Financial Reporting; Sarbanes-Oxley Matters.   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(c) and 15d-15(e) of the Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is made known to the certifying officers by others within the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, and (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the end of the Company’s most recent audited fiscal year, to the Company’s knowledge, there have been no significant deficiencies or material weakness detected in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.
4.21    Labor Disputes.   No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened which would result in a Material Adverse Effect.
4.22    Brokers and Finders.   No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than pursuant to the Company’s engagement of Cantor Fitzgerald as the Company’s financial advisor, the fees of which are payable by the Company. The Purchaser shall not have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.22 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.
4.23    Manipulation of Price.   The Company has not, and, to the Company’s knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of any of the Shares.
4.24    No Integrated Offering.   Neither the Company nor any of its subsidiaries, officers, directors, any person acting on its or their behalf, nor to the Company’s knowledge, any of its affiliates, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any Company security, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.
4.25    ERISA.   To the knowledge of the Company, each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and any of its subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions; neither the Company nor any of its affiliates sponsors, maintains, contributes to, participates in or has any obligations to, or any liability under, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).
4.26    Money Laundering Laws.   The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering laws of all jurisdictions to which the Company or its subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental authority involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
4.27    No Improper Practices.   (i) Neither the Company nor its subsidiaries, nor, to the Company’s knowledge, any current or former director, officer, employee, agent, affiliate or other person acting on behalf of the Company or any subsidiary has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, or made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (ii) no relationship, direct or indirect, exists between or among the Company or any subsidiary or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or any subsidiary, on the other hand, that is required to be described in the SEC Documents that is not so described, except as would not cause a Material Adverse Effect; (iii) except as described in the SEC Documents, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or any subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (iv) the Company has not offered, or caused any placement agent to offer, securities to any person with the intent to influence unlawfully (A) a customer or supplier of the Company or any subsidiary to alter the customer’s or supplier’s level or type of business with the Company or any subsidiary or (B) a trade journalist or publication to write or publish favorable information about the Company or any subsidiary or any of their respective products or services, and, (v) neither the Company nor any subsidiary nor any director, officer or employee of the Company or any subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any subsidiary has (A) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), (B) promised, offered, provided, attempted to provide or authorized the provision of anything of value, directly or indirectly, to any person for the purpose of obtaining or retaining business, influencing any act or decision of the recipient or securing any improper advantage, or (C) made any payment of funds of the Company or any subsidiary or received or retained any funds in violation of any Anti-Corruption Laws.
4.28    Sanctions.
(a)    The Company represents that neither the Company nor any of its subsidiaries (collectively, the “Entity”) or, to its knowledge, any current or former director, officer, employee, agent, affiliate or representative of the Entity, is (or is owned or controlled by) a person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List (as amended, collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including Cuba, Iran, North Korea, Syria and the Crimea Region of the Ukraine) (the “Sanctioned Countries”), nor directly or indirectly owned or controlled by a person subject to Sanctions or located, organized or resident in any Sanctioned Countries.
(b)    The Entity represents and covenants that it will not, directly or indirectly, knowingly use the proceeds of the sale of the Shares hereunder (the “Offering”), or lend, contribute or otherwise make available such Offering proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country; or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Offering, whether as underwriter, advisor, investor or otherwise).
(c)    The Entity represents and covenants that, for the past 5 years, it has not engaged in, is not now engaging in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or is or was a Sanctioned Country, in each case in a manner that would violate applicable law; the Entity shall maintain policies and procedures designed to promote and achieve compliance with the Sanctions and Anti-Corruption Laws applicable to it and each of its affiliates and subsidiaries.

4.29    Environmental Laws.   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has released any hazardous substances regulated by Environmental Law on to any real property that it owns or operates, or has received any written notice or claim that it is liable for any off-site disposal or contamination pursuant to any Environmental Laws; and to the Company’s knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.
4.30    Compliance with Laws.   The Company has operated and currently is in compliance in all material respects with all applicable Health Care Laws (defined herein), including, without limitation, the rules and regulations of the FDA, the U.S. Department of Health and Human Services Office of Inspector General, the Centers for Medicare & Medicaid Services, the Office for Civil Rights, the Department of Justice or any other governmental agency or body having jurisdiction over the Company or any of its properties, and has not engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal health care program. For purposes of this Agreement, “Health Care Laws” shall mean the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the patient privacy, data security and breach notification provisions under HIPAA, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, and any other similar local, state or federal law and regulations. The Company has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence, communication or notice from the FDA or any other governmental or regulatory authority alleging or asserting noncompliance with any Health Care Laws applicable to the Company. The Company is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any governmental or regulatory authority. Neither the Company nor any of its employees, officers, directors or, to the Company’s knowledge, consultants has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Company’s knowledge, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.
4.31    Regulatory.   The Company has conducted an assessment and determined that none of the Company, any subsidiary, or any of its affiliates (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
5.1    The Purchaser hereby represents and warrants, as of the date hereof and the Closing Date, to the Company that:
(a)    Purchaser is a duly organized, validly existing corporation, limited partnership or limited liability company and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement.
(b)    Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
(c)    Purchaser has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company and its subsidiaries, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. Purchaser acknowledges that the Company has made available the SEC Documents. Based on the information the Purchaser has deemed appropriate, and without reliance upon any placement agent, it has independently made its own analysis and decision to enter into the Transaction Documents. Purchaser is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in Section 4. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated by this Agreement and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.
(d)    The Shares to be received by the Purchaser hereunder will be acquired for the Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Purchaser understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Purchaser represents that it is familiar with Rule 144 under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.
(e)    Purchaser has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by the Transaction Documents (i) are consistent with its financial needs, objectives and condition, (ii) comply and are consistent with all investment policies, guidelines and other restrictions applicable to the Purchaser, (iii) do not and will not violate or constitute a default under the Purchaser’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Purchaser is bound and (iv) are a fit, proper and suitable investment for the Purchaser, notwithstanding the substantial risks inherent in investing in or holding the Shares.
(f)    The execution, delivery and performance by the Purchaser of the Transaction Documents have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.
(g)    Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Purchaser is not a broker or dealer registered pursuant to Section 15 of the Exchange Act (a “registered broker-dealer”) or an entity engaged in a business that would require it to be so registered and is not affiliated with a registered broker dealer or an entity engaged in a business that would require it to be so registered. Purchaser is not party to any agreement for distribution of any of the Shares.
(h)    Purchaser shall have completed or caused to be completed and delivered to the Company at no later than the date hereof, the Selling Stockholder Questionnaire for use in preparation of the registration statement(s) meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchaser of the Registrable Securities (as defined in the Registration Rights Agreement) (each, a “Registration Statement”), and the answers to the Selling Stockholder Questionnaire are true and correct in all material respects as of the date of this Agreement and will be true and correct as of the Closing and the effective date of each Registration Statement; provided, that the Purchaser shall be entitled to update such information by providing notice thereof to the Company before the effective date of each such Registration Statement.
(i)    Purchaser understands that no U.S. federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

(j)    Purchaser has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act (each a “Disqualification Event”). Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Subsection 5.1(j), “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of the Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.
(k)    Purchaser did not learn of the investment in the Shares as a result of any general solicitation or general advertising.
(l)    Purchaser’s offices in which its investment decision with respect to the Shares was made are located at the address immediately below the Purchaser’s name on its signature page hereto.
5.2    Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.
5.3    Legends.
(a)    Purchaser understands that, until such time as the Shares have been sold pursuant to a Registration Statement or the Shares may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the book entry notations evidencing the Shares may bear one or more legends in substantially the following form and substance:
“THESE SECURITIES, INCLUDING ANY SECURITIES INTO WHICH THESE SECURITIES IS EXERCISABLE, HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH

TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”
In addition, book entry notations representing the Shares may contain such other restrictive legends as may be reasonably required under applicable state blue sky laws.
(b)    The Company agrees that at such time as any legend is no longer required under this Section 5.3, it will, no later than three (3) Business Days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a request to remove such legend, together with such representations and covenants of the Purchaser or the Purchaser’s executing broker as the Company may reasonably require in connection therewith, deliver or cause to be delivered to the Purchaser a book entry position representing such shares that is free from any such legend. The Company shall not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 5.3. Any certificates for Shares subject to legend removal shall be transmitted by the transfer agent of the Company to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”). All costs and expenses related to the removal of the legends and the reissuance of any Shares shall be borne by the Company.
(c)    The restrictive legend set forth in this Section 5.3 above shall be removed and the Company shall issue a certificate or book entry position without such restrictive legend or any other restrictive legend to the holder of the applicable shares upon which it is stamped or issue to such holder by electronic delivery with the applicable balance account at DTC or in physical certificated shares, if appropriate, if (i) such Shares have been sold or transferred pursuant to an effective Registration Statement; (ii) such Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an affiliate of the Company); or (iii) such Shares are eligible for sale without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Upon Rule 144 becoming available for the resale of the Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Shares and without volume or manner-of-sale restrictions, the Company shall, at the request of the Purchaser, issue to the Company’s transfer agent the instructions with respect to legend removal consistent with this Section 5.3. Any fees (with respect to the transfer agent, the Company’s counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company.
SECTION 6. CONDITIONS TO CLOSING.
6.1    The obligation of the Purchaser to purchase the Shares at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:
(a)    The representations and warranties made by the Company in Section 4 hereof and in Section 12 of the License Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants in the Transaction Documents and the License Agreement required to be performed by it on or prior to the Closing Date.
(b)    With the exception of declarations of effectiveness by the Commission with respect to the registration statements contemplated in the Registration Rights Agreement, the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.
(c)    The Company shall have filed with the Nasdaq Stock Market a Notification Form: Listing of Additional Shares for the listing of the Shares and cause such approval to be obtained.
(d)    No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated at the Closing.
(e)    Purchaser shall have received a certificate signed by the Chief Executive Officer or the Principal Financial Officer of the Company, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c), (d), (h), and (i) of this Section 6.1.
(f)    Purchaser shall have received a certificate signed by the Company’s Secretary, dated as of the Closing Date, certifying the resolutions adopted by the board of directors of the Company (the “Board”) approving the transactions contemplated by the Transaction Documents and the License Agreement and the issuance of the Shares, certifying the current versions of the certificate of incorporation and by-laws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents, the License Agreement and related documents on behalf of the Company.
(g)    Purchaser shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, dated as of the Closing Date, covering the opinions listed on Exhibit B.
(h)    No stop order or suspension of trading shall have been imposed by the Nasdaq Stock Market, the Commission or any other governmental regulatory body with respect to public trading in the Common Stock.
(i)    There shall not have occurred any material adverse change in the Company’s consolidated business or financial condition since the date of the Company’s most recently filed SEC Document.

(j)    The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement.
(k)    The Company shall have executed the License Agreement and the Effective Date (as defined in the License Agreement) shall have occurred.
6.2    The obligation of the Company to sell and issue the Shares and to deliver the Shares to the Purchaser at the Closing is subject to fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:
(a)    The representations and warranties made by the Purchaser in Section 5 hereof and in Section 12 of the License Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.
(b)    Purchaser shall have executed and delivered to the Company the Registration Rights Agreement and the License Agreement.
(c)    The Effective Date (as defined in the License Agreement) shall have occurred.
(d)    The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Shares being purchased at the Closing, as determined in accordance with Section 2 hereof.
(e)    No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.
SECTION 7. TERMINATION OF OBLIGATIONS TO EFFECT CLOSING; EFFECTS.
7.1    The obligations of the Company, on the one hand, and the Purchaser, on the other hand, to effect the Closing shall terminate as follows:
(a)    By the Purchaser if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment with respect to the Company and shall not have been waived by the Purchaser, prior to the Closing Date; provided, however, that if the failure of any such condition is a result of any curable breach by the Company of this Agreement, such breach has not been cured by the earlier of 10 days after the giving of written notice by the Purchaser to the Company of the breach.

(b)    By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment with respect to the Purchaser, and shall not have been waived by the Company, prior to the Closing Date; provided, however, that if the failure of any such condition is a result of any curable breach by the Purchaser of this Agreement, such breach has not been cured by the earlier of 10 days after the giving of written notice by the Company to the Purchaser of the breach. provided, however, that the right to terminate this Agreement under this Section 7.1 shall not be available to any party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur.
7.2    Nothing in this Section 7 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.
SECTION 8. ADDITIONAL COVENANTS AND AGREEMENTS.
8.1    Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on the Nasdaq Stock Market and, in accordance, therewith, will use commercially reasonable efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable. The provisions of this Section 8.1 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.
8.2    Information Rights.
(a)    For so long as the Purchaser beneficially owns at least 4,062,292 shares of Common Stock (subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock), the Purchaser shall be entitled to consult on a quarterly basis with the Company’s officers with respect to the Company’s business and financial matters, including management’s proposed annual operating plans and to review progress in achieving said plans, as well as key operating data relevant to such plans. Consistent with, and subject to, the terms and conditions of Section 220 of the Delaware General Corporation Law, the Purchaser shall be entitled to inspect appropriate books and records of the Company.
(b)    The Purchaser agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company pursuant to this Agreement) any confidential information obtained from the Company pursuant to the terms of this Agreement, including Section 8.2(a), unless such confidential information is known or becomes known to the public in general (other than as a result of a breach of this Section 8.2(b) by the Purchaser).
(c)    The Purchaser acknowledges that money damages would not be a sufficient remedy for any breach of Section 8.2(b) and consents to a court of competent jurisdiction entering an order finding that the Company has been irreparably harmed as a result of any such breach and to the granting of injunctive relief without proof of actual damages as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for such breach, but shall be in addition to all other remedies available at law or equity to the Company.
8.3    Form D. The Company agrees to timely file a Form D with respect to the Shares and to provide a copy thereof, promptly upon request of the Purchaser.
8.4    Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
8.5    Short Sales and Confidentiality After the Date Hereof. Purchaser covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will, directly or indirectly, engage in any transactions in the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) during the period from the date hereof until the earlier of such time as (i) after the transactions contemplated by this Agreement are first publicly announced by the Company or (ii) this Agreement is terminated in full. Purchaser understands and acknowledges that the Commission currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the Securities Act, as set forth in Item 239.10 of the Securities Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.
8.6    Use of Proceeds. The Company shall use the net proceeds of the sale of the Shares to fund the costs and expenses of clinical trials and commercialization of its product candidates, as well as for general working capital. The Company shall not use the net proceeds of the sale of the Shares to effect any cash dividend or other form of distribution to any stockholders of the Company.
8.7    Standstill. During the period beginning from the date of this Agreement and continuing to and including the date 365 days after the date of this Agreement, neither the Purchaser nor any of its Affiliates shall, without the prior approval of the Company, directly or indirectly:
(a)    purchase, offer to purchase, or agree to purchase or otherwise acquire “beneficial ownership” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of any Common Stock or Common Stock Equivalents.
(b)    make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, or seek or propose to influence, advise, change or control the Board, management, policies, affairs or strategy of the Company by way of any public communication or other communications to security holders intended for such purpose.
(c)    form, join or in any participate in a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Company.
(d)    make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving the Company or any of the Company’s subsidiaries or any of their respective securities or assets.
(e)    effect or seek to effect (including, without limitation, by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Common Stock) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, Change of Control, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its subsidiaries.
(f)    enter into any discussions, negotiations, arrangements or understandings with or form a group with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (a) through (d) of this Section or otherwise act, alone or in concert with others, to seek to control or influence the Board or the management or policies of the Company, including its subsidiaries.
Notwithstanding the foregoing: (A) nothing in this Agreement shall prohibit the Purchaser or any of its Affiliates from (i) submitting to the Board or to management of the Company a confidential proposal for a transaction involving a Change of Control or other proposed action, provided that neither the Company nor the Purchaser or any of its Affiliates is required to publicly disclose the fact that such proposal or request to consider such a proposal was made or (ii) exercising its rights under the Transaction Documents, including the Registration Rights Agreement; (B) if any executive officer or director of the Purchaser serves as a member of the Company’s Board, any action he or she takes in the performance of his or her duties as a member of the Company’s board of directors shall not be deemed to violate this Section; (C) nothing in this Agreement shall limit the ability of the Purchaser or any of its Affiliates to freely vote or transfer (subject to Section 8.8 below) its Common Stock; and (D) the provisions of this Section shall terminate and be of no further force or effect if (i) the Company publicly announces the entry into a definitive agreement for the acquisition of the Company or more than fifty percent (50%) of its consolidated assets by a Third Party, or (ii) any person commences a tender or exchange offer with respect to the securities representing fifty percent (50%) or more of the voting power of the Company, unless the Company files a recommendation statement under Rule 14d-9 of the Exchange Act (or such successor provision) with the SEC within then (10) Business Days following commencement of such offer advising the Company’s stockholders to reject such offer (provided that if any transaction referred to in the foregoing clauses (i) and (ii) is terminated or abandoned, then the provisions of this Section shall again become effective).

8.8    Transfer Restrictions.
(a)    During the period beginning from the date of this Agreement and continuing to and including the earliest of: (A) the date of the expiration or early termination of the License Agreement, or (B) the date 365 days after the date of this Agreement (the “Restricted Period”), the Purchaser shall not, and shall cause its Affiliates not to, without the prior consent of the Company, directly or indirectly, Transfer (i) any shares of Common Stock or Common Stock Equivalents beneficially owned by the Purchaser or any of its Affiliates as of the Closing Date, together with any Common Stock or Common Stock Equivalents issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, or (ii) any shares of Common Stock or Common Stock Equivalents issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Common Stock or Common Stock Equivalents described in clause (i) of this sentence.
(b)    Notwithstanding anything to the contrary in Section 8.8(a), each of the Purchaser and its Affiliates shall be permitted to Transfer any portion or all of its shares of Common Stock or Common Stock Equivalents during the Restricted Period (i) to a Permitted Transferee, provided that such Permitted Transferee shall sign and deliver a lock-up letter with terms substantially similar to the terms of this Section 8.8, (ii) to the Company or a subsidiary of the Company, (iii) in response to a merger, tender or exchange offer or other business combination, acquisition of assets or similar transaction entered into by the Company or any transaction resulting in a Change of Control of the Company or (iv) as otherwise provided in this Agreement.
8.9    Purchaser Required Disclosures and Transaction Announcement.
(a)    Notwithstanding anything to the contrary in this Agreement but nevertheless subject to Section 8.2(b) of this Agreement, the Purchaser shall always be entitled to make disclosures as required by law, regulation or rules, including stock exchange rules, or by any order of court or other competent authority or tribunal. In the event that the Purchaser would be required to make any such disclosure, the Purchaser agrees to give the Company notice as soon as reasonably possible prior to any such disclosure (to the extent legally permitted and reasonably practicable), to enable the Company to seek an appropriate protective order or other remedy.
(b)    As soon as possible after signing of the Transaction Documents and License Agreement, the Purchaser shall be entitled to make such announcements as are required by law, regulation and rules, including stock exchange rules.
(c)    The parties hereto shall cooperate to ensure that announcement of the transactions contemplated by the Transaction Documents and License Agreement takes place as soon as possible after signing of such agreements and that the respective disclosures and announcements by such parties are aligned in respect of the timing and content of such announcement, in each case to the extent legally permissible. If either party seeks to redact from public disclosure certain confidential information within the Transaction Documents or the License Agreement, the other party will use commercially reasonable efforts to accommodate such redaction requests, to the extent permitted under applicable law, regulation and rules, including stock exchange rules.
SECTION 9. INDEMNIFICATION.
9.1    Indemnification by the Company.   The Company agrees to indemnify and hold harmless the Purchaser, the officers, directors, partners, members, and employees of the Purchaser, each Person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members and employees of each such controlling Person (each, an “Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Indemnified Party may become subject under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based in whole or in part on the inaccuracy in the representations and warranties of the Company contained in this Agreement or the failure of the Company to perform its obligations hereunder, and will reimburse each Indemnified Party for legal and other expenses reasonably incurred as such expenses are reasonably incurred by such Indemnified Party in connection with investigating, defending, settling, compromising or paying such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) the failure of such Indemnified Party to comply with the covenants and agreements contained herein, or (ii) the inaccuracy of any representations made by such Indemnified Party herein.
9.2    Indemnification Procedure.   Promptly after any Indemnified Party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying

Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
SECTION 10. NOTICES.
All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and addressed as follows:
if to the Company, to:
Selecta Biosciences, Inc.
480 Arsenal Way
Watertown, MA 02472
Attention: Elona Kogan
Email: ekogan@selectabio.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission St.
San Francisco, CA 94105
Attention: Ryan A. Murr
Email: rmurr@gibsondunn.com
or to such other Person at such other place as the Company shall designate to the Purchaser in writing; and if to the Purchaser, at the address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.
SECTION 11. MISCELLANEOUS.

11.1    Waivers and Amendments.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.
11.2    Headings.   The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
11.3    No Third-Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
11.4    Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.
11.5    Replacement of Certificates.   If the Shares are certificated and any certificate or instrument evidencing any Shares are mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Company’s transfer agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Company’s transfer agent for any losses in connection therewith or, if required by the transfer agent, a bond in such form and amount as is required by the transfer agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
11.6    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.   This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
11.7    Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile of “.pdf” signature were the original thereof.
11.8    Successors and Assigns.   Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
11.9    Entire Agreement.   This Agreement and other documents delivered pursuant hereto, including the exhibit and the Schedule of Exceptions, the License Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
11.10    Payment of Fees and Expenses.   Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
11.11    Survival.   Subject to applicable statutes of limitations, the representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing for a period of two years after the date hereof and thereafter shall thereafter have no further force and effect.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELECTA BIOSCIENCES, INC.

By:	/s/ Carsten Brunn, Ph.D.
Name:	Carsten Brunn, Ph. D.
Title:	President and Chief Executive Officer

SWEDISH ORPHAN BIOVITRUM AB (PUBL)
By:	/s/ Guido Oelkers
Name:	Guido Oelkers
Title:	CEO

By:	/s/ Torbjӧrn Hallberg
Name:	Torbjӧrn Hallberg
Title:	General Counsel

[Signature Page To Stock Purchase Agreement]

EXHIBIT A
PURCHASE INFORMATION

Name	Swedish Orphan Biovitrum AB (publ)
Address	Tomtebodavägen 23A, SE-112 76 Stockholm, Sweden
Numbers of Shares to be Purchased*	5,416,390
Closing Purchase Amount	$25,000,000 USD

*	Subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock.

EXHIBIT B
SCOPE OF OPINION
1.    The Company is a validly existing corporation in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in and is in good standing under the laws of the State of Massachusetts.
2.    The Company has authorized 200,000,000 shares of Common Stock, par value $0.0001 per share. The Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable and free of preemptive or similar rights arising under the Company’s Certificate of Incorporation or Bylaws.
3.    The Company has all requisite corporate power and authority to (i) issue, sell and deliver the Shares pursuant to the Transaction Documents, (ii) execute and deliver the Transaction Documents and (iii) to carry out and perform its obligations under the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by the Company.
4.    The execution and delivery by the Company of the Transaction Documents, the performance of its obligations thereunder, and the issuance by the Company of the Shares to the Purchaser:
(i)    do not and will not violate the charter or bylaws of the Company;
(ii)    based solely upon review of such agreements, do not and will not result in a breach of or default under any agreement to which the Company is a party that is identified to us in a certificate of the Company as being material to the Company and its subsidiaries taken as a whole, which agreements are listed on Annex A1; and
(iii)    do not and will not (A) violate any law, rule or regulation of the State of New York or the United States of America applicable to the Company that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Transaction Documents, (B) violate the Delaware General Corporation Law, or (C) require any filing with or approval of any governmental authority or regulatory body of (a) the State of New York or the United States of America under any law or regulation currently in effect of the State of New York or the United States of America applicable to the Company that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Transaction Documents, or (b) the State of Delaware under the Delaware General Corporation Law, except for such filings or approvals as already have been made or obtained and except for the filing of a Notice of Exempt Offering of Securities on Form D, filed under Regulation D under the Securities Act.
5.    Assuming the accuracy of the representations and the Purchaser’s compliance with the covenants made by the Purchaser in the Transaction Documents, the offering, sale and issuance of the Shares to the Purchaser pursuant to the Transaction Documents is exempt from registration under the Securities Act.
_______________________
1 To include indentures, loan agreements, mortgages, leases and other material agreements filed with the SEC.

6.    The Company is not and, after giving effect to the sale of the Shares in accordance with the Transaction Documents, will not be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

APPENDIX I
SELLING STOCKHOLDER QUESTIONNAIRE

APPENDIX II
REGISTRATION RIGHTS AGREEMENT